                                                                    EXHIBIT 99.4


                                RIGHTS AGREEMENT

                                 AMENDMENT NO. 1

         This Amendment No. 1 dated as of April 29, 2003 (the "Amendment") amends the Rights Agreement dated as of August 11, 1995 (the "Rights Agreement"), by and between Crown Crafts, Inc., a Georgia corporation (the "Company"), and SunTrust Bank (successor by merger to Trust Company Bank) (the "Rights Agent").

         WHEREAS, the Board of Directors of the Company has authorized and declared a dividend of one common share purchase right (a "Right") for each Common Share of the Company outstanding at the close of business on August 22, 1995, each Right representing the right to purchase one Common Share, upon the terms and subject to the conditions set forth in the Rights Agreement, as amended hereby, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date;

         WHEREAS, pursuant to Section 27 of the Rights Agreement the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Rights to make any provisions with respect to the Rights which the Company deems necessary or desirable;

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to effect certain amendments to the Rights Agreement to discourage any Person from acquiring Common Shares or additional Common Shares in a transaction that may be expected to result in the loss to the Company of its net operating loss carryforwards and the use of such net operating loss carryforwards to offset the taxable income of the Company in current or future years; and

         WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement in the manner set forth below;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree that the Rights Agreement is amended as follows:

         1. Amendment.

                  (a) All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                  (b) Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

         "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 5% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such plan, or (v) any Person whose ownership (together with all Affiliates and Associates of such Person) of 5% or more of the Common Shares of the Company then outstanding will, in the sole discretion of the Company's Board of Directors, not jeopardize or endanger the availability to the Company of its net operating loss carryforwards to be used to offset its taxable income in such year or future years. The Persons described in clauses (i) through (v) above are referred to herein as "Exempt Persons." Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 5% or more of the Common Shares of the Company then outstanding, provided that if a Person shall become the Beneficial Owner of 5% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; (ii) any Person who would otherwise qualify as an Acquiring Person as of the close of business on April 29, 2003 pursuant to the foregoing provisions of this paragraph
         (a) shall not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date unless and until such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a percentage of Common Shares of the Company then outstanding in excess of the sum of 1% and the percentage of Common Shares of the Company Beneficially Owned by such Person and all Affiliates and Associates of such Person as of the close of business on April 29, 2003, provided that the foregoing exclusion shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to Beneficially Own 5% or more of the Common Shares of the Company then outstanding; and (iii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement."


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

                  (c) Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

         "(b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement, and to the extent not included within the foregoing clause of this paragraph (b), shall also include, with respect to any Person, any other Person whose Common Shares would be deemed constructively owned by such first Person pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision or replacement provision; provided, however, that no Exempt Person shall be deemed an Affiliate or an Associate."

                  (d) Section 1(c) of the Rights Agreement is hereby amended by adding the following sentence as the last sentence thereof:

         "Notwithstanding anything herein to the contrary, to the extent not within the foregoing provisions of this Section 1(c), a Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own" or have "beneficial ownership" of, any securities which such Person would be deemed to constructively own pursuant to Section 382 of the Code, or any successor provision or replacement provision."

                  (e) Section 3(a) of the Rights Agreement is hereby amended by deleting the first sentence thereof and substituting therefor the following:

         "Until the earlier of the Close of Business on (i) the tenth day after the Shares Acquisition Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors) after the date of the commencement by any Person (other than an Exempt Person) of, or of the first public announcement of the intention of any Person (other than an Exempt Person) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 5% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of
         Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the Rights (and the right to receive Right Certificates therefor) will be transferable only in connection with the transfer of Common Shares."

                  (f) Section 6 of the Rights Agreement is hereby amended by replacing "Section 11(a)(ii)" with "Section 7(e)" in the first sentence thereof.

                  (g) Section 11(o) of the Rights Agreement is hereby amended and restated in its entirety as follows:

         "The Company covenants and agrees that after the Distribution Date, it will not, except as permitted by Sections 23, 24 and 27 hereof, take (or permit any Subsidiaries to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights."

                  (h) Section 15 of the Rights Agreement is hereby amended by deleting the last sentence thereof.

                  (i) Section 24(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

         "The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than an Exempt Person), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding."

                  (j) Section 24(b) of the Rights Agreement is hereby amended by replacing "Section 11(a)(ii)" with "Section 7(e)" in the last sentence thereof.

                  (k) Section 27 of the Rights Agreement is hereby amended by deleting the last sentence thereof.

                  (l) Section 28 of the Rights Agreement is hereby amended by deleting the first sentence thereof and substituting therefor the following:

         "For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares or any other securities of which any Person is the Beneficial Owner, shall be made in accordance with, as applicable, the last sentence of Rule 13d-3(d)(1)(i) of the


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

         General Rules and Regulations under the Exchange Act or the provisions of Section 382 of the Code, or any successor provision or replacement provision."

                  (m) Section 31 of the Rights Agreement is hereby amended by replacing "Section 24" as referenced therein with "Section 23".

                  (n) Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as set forth in Exhibit B hereto.

         2. Miscellaneous.

                  (a) Choice of Law. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

                  (d) Existing Terms. The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.

                            [Signature page follows.]


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

         IN WITNESS WHEREOF, this Amendment has been duly executed by the respective authorized officers of the parties hereto, in each case as of the day and year first above written.

ATTEST:                                CROWN CRAFTS, INC.


By: /s/ Cathy Gill                     By: /s/ E. Randall Chestnut
   ----------------------------           --------------------------------------
Name: Cathy Gill                       Name: E. Randall Chestnut
     --------------------------             ------------------------------------
Title: Controller                      Title: President & CEO
      -------------------------              -----------------------------------



ATTEST:                                SUNTRUST BANK, SUCCESSOR BY
                                       MERGER TO TRUST COMPANY BANK


By: /s/ Sue Hampton                    By: /s/ Sandra Benefield
   ----------------------------           --------------------------------------
Name: Sue Hampton                      Name: Sandra Benefield
     --------------------------             ------------------------------------
Title: Vice President                  Title: Vice President
      -------------------------              -----------------------------------


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
                                                                       EXHIBIT B


                          SUMMARY OF RIGHTS TO PURCHASE
                                  COMMON SHARES

         On August 8, 1995, the Board of Directors of Crown Crafts, Inc. (the "Company") declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Shares"), of the Company. The dividend is payable on August 22, 1995 (the "Record Date") to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one Common Share at a price of $86.50 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 11, 1995, as amended by Amendment No. 1 to the Rights Agreement ("Amendment No. 1") dated as of April 29, 2003 (as so amended, the "Rights Agreement"), between the Company and SunTrust Bank (successor by merger to Trust Company Bank), as Rights Agent (the "Rights Agent").

         The purpose of the Rights, as amended by Amendment No. 1, is to protect the Company's ability to carry forward its net operating losses ("NOLs") and, thus, protect shareholder value. The Company has experienced substantial operating losses in previous years. Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company can "carry forward" these losses in certain circumstances to offset current and future earnings and thus reduce its federal income tax liability (subject to certain requirements and restrictions). The Company believes that it will be able to carry forward several million dollars of NOLs and that these NOLs, therefore, constitute a substantial asset of the Company. If the Company experiences an "Ownership Change," as defined in Section 382 of the Internal Revenue Code, its ability to use the NOLs could be substantially limited or lost altogether.

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, with certain exceptions as set forth in the Rights Agreement, have acquired beneficial ownership of 5% or more of the outstanding Common Shares (any such person or group being referred to as an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 5% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto. Notwithstanding the foregoing, any Person who would otherwise qualify as an Acquiring Person as of the close of business on April 29, 2003, as described in the immediately preceding sentence, will not qualify as an Acquiring Person unless that Person Beneficially Owns in excess of the sum of 1% and that Person's percentage Beneficial Ownership as of the close of business on April 29, 2003, provided that, once any Person qualifying under the immediately preceding clause reduces its Beneficial Ownership to less than 5%, the foregoing exclusion will thereafter not apply.

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on August 22, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

         The Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for or purchase Common Shares at a price, or securities convertible into Common Shares with a conversion price, less than the then-current market price of the Common Shares or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of Common Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

         In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

         No fractional Common Shares will be issued (other than fractions which are integral multiples of one Common Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

         Until the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 5% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of Amendment No. 1 has been filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 to the Registration Statement on Form 8-A. A copy of the Rights Agreement and Amendment No. 1 is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendment No. 1, which is hereby incorporated herein by reference.


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